EXHIBIT 10.2

INTERIM FUNDING AND SERVICES AGREEMENT

           This agreement (the “Agreement”) is made as of the 14th day of January, 2011, by and among National Securities Corporation, a Washington corporation (“NSC”), National Holdings Corporation, a Delaware corporation (“National”), and OPN Holdings, LLC, a Delaware limited liability company (“OPN Holdings”).

WHEREAS, National and Opus Point Partners, LLC (“Opus”) have entered into  that certain OPN Joint Venture Limited Liability Company Operating Agreement (the “JV Operating Agreement”) to form a joint venture (the “Joint Venture”) to operate an investment banking business focused on global life sciences, biotechnology, biopharmaceutical, specialty pharmaceutical, pharmaceutical, med-tech, medical device and other healthcare-related sectors;

WHEREAS, the parties contemplate forming an independent broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”) to carry out the purpose of the Joint Venture as a wholly-owned subsidiary of OPN Holdings (the “Joint Venture Operating Subsidiary”);

WHEREAS, the parties recognize that it may take four to six months to obtain the FINRA registration for the Joint Venture Operating Subsidiary and in the interim OPN Holdings desires to retain NSC to operate the Core Business (defined below), on a contract basis, under the terms and conditions set forth in this Agreement; and

WHEREAS, NSC has agreed to operate the Core Business on a contract basis pending the establishment and FINRA registration of the Joint Venture Operating Subsidiary.

NOW, THEREFORE, National, NSC and Holdings do hereby agree to the following terms and conditions:

1.	Services and Operations.

a.           Services.  NSC shall establish an internal business unit which shall do business under the trade name “OPN Capital Markets” or “OPN” or such other name chosen by OPN Holdings, and which shall operate an investment banking business initially focused on global life sciences, biotechnology, biopharmaceutical, specialty pharmaceutical, pharmaceutical, med-tech, medical device and other healthcare related-sectors (for purposes of this Agreement, such internal business unit and the business it conducts are referred to as the “Core Business”).  In consultation with OPN Holdings, NSC shall provide to the Core Business such services as it reasonably requires in order to conduct the Core Business, including, without limitation, hiring key employees at the request of OPN Holdings and providing support services for such employees, including, compliance, supervisory, operational and accounting services.

In consideration for providing the services set forth in this Section 1, OPN Holdings hereby agrees to provide the funding arrangements set forth in Section 2.

b.           Management.  OPN Holdings hereby designates its Chairman of the Board of Managers as its authorized representative (the “Representative”).  The Representative shall appoint one or more persons who are registered representatives of NSC and possess all appropriate license to act as the “General Manager(s)” of the Core Business, and such General Manager(s) will have the authority to direct the activities to be performed by NSC under this Agreement.

c.           Infrastructure Support. NSC shall provide financial, compliance, supervisory and regulatory infrastructure to the Core Business and make available office space and related office services to the Core Business at it’s New York City offices, in each case during the term hereof.  National shall make a reasonable allocation of expenses to the Core Business using a consistent methodology employed by National for NSC, for the services described in this Section 1.c. (the “National Expense Allocation”).  Notwithstanding the forgoing, the National Expense Allocation shall be zero ($0) for the first full fiscal year of the operation under this Agreement.

2.	Profits/Losses and Distributions/Payments.

a.           Monthly Net Profit/Monthly Net Loss.  “Monthly Net Profit” and “Monthly Net Loss” shall mean the net income or net loss of the Core Business for any calendar quarter, calculated in accordance with generally accepted accounting principles, encompassing all of the revenues and expenses associated with operating the Core Business, including, but not limited to those associated with employees of NSC assigned to the Core Business and the National Expense Allocation.  In calculating the monthly expenses to determine whether there was a Monthly Net Profit or Monthly Net Loss, the monthly expenses will be reduced by the Pre-Paid Salary Allowance (defined below).

b.           Payments/Distributions.  On a monthly basis, NSC shall determine whether the Core Business has had a Monthly Net Profit or Monthly Net Loss.  If NSC determines that the Core Business generated a Monthly Net Loss, then NSC shall invoice OPN Holdings for such Monthly Net Loss, with a reasonable accounting of the financial activity that led to such loss.  If NSC determines that the Core Business generated a Monthly Net Profit, then NSC shall deliver to OPN Holdings, by check or wire transfer, an amount equal to such Monthly Net Profit, with a reasonable accounting of the financial activity that led to such profit.  Invoices and/or payments shall be sent within 15 days of the end of the calendar month.  Notwithstanding the foregoing, at the request of NSC, prior to the 10th calendar day of each month, OPN Holdings shall advance an amount to NSC equal to the payroll obligations attributable to the Core Business (the “Pre-Paid Salary Allowance”).  This provision shall survive the termination of this Agreement until all open payments or distributions described above are settled between NSC and OPN Holdings.

3.           Transfer and Termination.  Not later than five (5) business days following the final approval of the FINRA registration of the Joint Venture Operating Subsidiary, as a registered broker-dealer with FINRA, NSC shall cease to operate the Core Business on behalf of OPN Holdings and NSC shall transfer all of its interests in the Core Business to OPN Holdings (the “OPN Effective Date”).  As of the OPN Effective Date, NSC shall offer to terminate the registrations and affiliations of all employees and independent contractors of NSC that are, as of the OPN Effective Date, designated as employees associated with the Core Business.  Such employees and independent contractors shall be offered employment with the Joint Venture Operating Subsidiary, and, if they accept, their registration shall be transferred to the Joint Venture Operating Subsidiary.  From and after the OPN Effective Date, this Agreement shall terminate, and except as set forth herein, shall be of no further force or effect.

4.           Confidentiality/Proprietary Information.  The parties to this Agreement acknowledge and understand that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to, or is otherwise obtained by, the other party, its affiliates, agents or representatives during the term of and in connection with this Agreement (the “Confidential Information”) is confidential and proprietary, may constitute trade secrets of the owner, and is of great value and importance to the success of the owner’s business.  Each party agrees not to use or disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to such party as set forth in the Agreement, and each party agrees to cause all of its respective employees, agents, representatives, or any other party to whom it may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose.

5.           Indemnification.

(a)           National and NSC.  National shall indemnify, defend and hold harmless OPN Holdings and its affiliates from and against any and all losses, claims, damages, liabilities and expenses (excluding loss of profits as well as indirect, special and consequential damages, but including reasonable attorneys’ fees) they incur (“Losses”) relating to, arising out of or based upon (i) the provision of services and infrastructure support by National or NSC, as set forth in Section 1, (ii) National or NSC’s gross negligence, willful misconduct or violation of applicable law in the performance of its duties and obligations under this Agreement, other than the gross negligence, willful misconduct or violation of applicable law of the Representative, or employees or independent contractors of NSC who are solely dedicated to the Core Business, (iii) any breach by National or NSC of any material provision of this Agreement, and (iv) any material breach by National or NSC of a representation, warranty or covenant made by it in this Agreement.

(b)           OPN Holdings.  OPN Holdings shall indemnify, defend and hold harmless National and NSC and each of their agents from and against any and all Losses relating to, arising out of or based upon (i) the gross negligence, willful misconduct or violation of applicable law of or by OPN Holdings in the performance of its duties and obligations under this Agreement, and the gross negligence, willful misconduct or violation of applicable law of the Representative, or employees or independent contractors of NSC who are solely dedicated to the Core Business, (ii) any breach by OPN Holdings of any material provision of this Agreement, and (iii) any material breach by OPN Holdings of a representation, warranty or covenant made by it in this Agreement.

(c)           Neither National, NSC nor OPN Holdings will have any obligation of indemnity to the extent said loss, claim, damage, liability or expense results from the willful misconduct or negligence, as measured by industry standards, of the party seeking to be indemnified.  Each party will use commercially reasonable efforts to mitigate the costs and expenses.

(d)           Notwithstanding anything to the contrary in this Agreement, under no circumstances shall any party be liable for indirect, special, consequential, speculative, punitive, exemplary or incidental damages (including, without limitation, lost profits), regardless of the form of action, and even if the party is advised of such damages.

6.	Representations and Warranties.

(a)           National and NSC.  National and NSC, jointly and severally, represent and warrant that (i) they have full power and authority under applicable law, and have taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on their behalf is duly authorized and empowered to execute and deliver this Agreement; (ii) this Agreement constitutes a legal, valid and binding obligation, enforceable against each of them in accordance with its terms; (iii) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; and (iv) the execution, performance and delivery of this Agreement by National and NSC will not result in it violating any applicable law or breaching or otherwise impairing any of their contractual obligations.

(b)           OPN Holdings.  OPN Holdings hereby represents and warrants to National and NSC that (i) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement; (ii) this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms; (iii) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; and (iv) the execution, performance and delivery of this Agreement by OPN Holdings will not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations.

7.           Termination.  This Agreement may be terminated by OPN Holdings at any time by: (a) giving 90 days written notice to National and NSC, (b) giving 15 days’ written notice to NSC in the event of a material breach of this Agreement, and such breach shall not have been cured within 30 days thereafter.

8.           Governing Law. If any dispute arises out of this Agreement, it is agreed that jurisdiction and venue shall lie exclusively in a competent court in the county of New York in the State of New York.

9.           Amendment and Waiver.  This Agreement may be amended only in writing, executed by all parties hereto.  No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.  Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement.  In addition, any such waiver shall constitute a present waiver of such provisions and shall not constitute a permanent future waiver of such provision.

10.         Assignment.  This Agreement may not be assigned by any party hereto without the written consent of the other parties; provided, however, consent shall not be required (but prior written notice must be provided) with respect to any assignment by any party that controls, is controlled by or is under common control with such party.

11.         Entire Agreement/Modification. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other agreement, statement, or promise relating to the subject matter of this Agreement, which is not contained herein shall be valid or binding; with the express exception, however, of the OPN Joint Venture Limited Liability Company Operating Agreement, dated January __, 2011, by and between National and Opus.

12.         Notices.  All notices hereunder shall be deemed to have been duly given if sent by first-class mail or by overnight delivery (postage prepaid) to the respective parties as follows:

          if to National or NSC:

120 Broadway, 27th Floor,
New York, New York 10271

          if to Holdings:

787 Seventh Avenue, 48th Floor,
New York, NY 10019

Either party may change its address for notice purposes by notifying the other party in writing of the new address.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NATIONAL HOLDINGS CORPORATION

/s/ Mark Goldwasser

By:  Mark Goldwasser
Title: Chief Executive Officer

NATIONAL SECURITIES CORPORATION

/s/ Leonard J. Sokolow

By:  Leonard J. Sokolow
Title: Authorized Representative

OPN HOLDINGS, LLC

/s/ Michael Weiss

By: Michael Weiss
Title: Chairman of the Board of Managers